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                                                                     Exhibit 2.3

THIS AGREEMENT IS SUBJECT TO A CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT, DATED, JUNE 28, 2002, AMONG MAKER, PAYEE AND AGENT, AND THE OBLIGATIONS HEREUNDER ARE SUBORDINATED IN THE MANNER SET FORTH THEREIN TO THE PRIOR PAYMENT OF CERTAIN OBLIGATIONS TO THE HOLDER OF SENIOR INDEBTEDNESS AS DEFINED THEREIN.


                           LOAN AND SECURITY AGREEMENT

         THIS LOAN AND SECURITY AGREEMENT (this "Agreement") is entered into as of June 28, 2002, by and between MCSi, Inc., a Maryland corporation ("Lender"), MCPc, Inc., an Ohio corporation (the "Borrower") and Sagebrush Investment Group, Ltd., an Ohio limited liability company (the "Stockholder"). Each of the Borrower, Lender and Stockholder is a "party" to this Agreement and are, together, the "parties" hereto.

                                    RECITALS

         WHEREAS, Borrower and Lender are parties to that Asset Purchase Agreement dated April 28, 2002 (the "Asset Purchase Agreement") pursuant to which Borrower will purchase certain specified assets and assume certain specified liabilities from Lender;

         WHEREAS, Borrower has requested that Lender loan a portion of the purchase price for the Acquired Assets under a promissory note, described below, in an aggregate principal amount of Eight Million Sixty-Nine Thousand Six Hundred Ninety-Four Dollars ($8,069,694) (the "Loan");

         WHEREAS, Borrower intends to enter into a Promissory Note in the principal amount of the Loan (the "Note") as evidence of such indebtedness, which Note shall be governed by the terms and conditions of this Agreement;

         WHEREAS, the Lender is willing to make the Loan to Borrower and Borrower is willing to accept and borrow the Loan from the Lender, on the terms and subject to the conditions contained in this Agreement;

         WHEREAS, the Stockholder is the owner of 80,000 common shares of Borrower (the "Pledged Shares") and, as inducement to Lender to enter into this Agreement, Stockholder has agreed to pledge the Pledged Shares as collateral for the Loan;

         WHEREAS, the obligations of the parties hereto to complete the transactions under the Asset Purchase Agreement are expressly subject to certain conditions therein set out, including the entering into of this Agreement;

         NOW, THEREFORE, in consideration of the forgoing, the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:


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                                    ARTICLE I
                                    THE LOANS

                  1.1 INCORPORATION OF RECITALS. The recitals at the beginning of this Agreement are incorporated herein as matters agreed to by the parties; provided, however, that the incorporation herein of factual matters recited above shall not impair, qualify or negate any representation, warranty or covenant of Borrower contained in the "Loan Documents" (as defined in Section 1.4).

                  1.2 AGREEMENT TO BORROW AND LEND. In reliance on the representations and warranties contained in the Asset Purchase Agreement, this Agreement and the other Loan Documents and subject to the terms and conditions of this Agreement, Lender agrees to accept from the Borrower a promissory note (the "Note") executed by Borrower and payable to the order of Lender in the stated principal amount of Eight Million Sixty-Nine Thousand Six Hundred Ninety-Four Dollars ($8,069,694), evidencing the Loan and Borrower hereby agrees to issue the Note to Lender, all in form and substance satisfactory to Lender. As used in this Agreement, the term "Obligations" shall mean all present and future loans, advances, debts, liabilities, obligations, covenants, duties and indebtedness at any time owing by Borrower to Lender under this Agreement, any note or other instrument or document, whether arising therefrom, absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorney's fees, consultant or expert witness fees and any other sums chargeable to Borrower hereunder.

                  1.3 LOAN STRUCTURE. The Loan shall consist of the following:

                  (a) Four Million Dollars ($4,000,000) principal amount with a maturity date of December 31, 2005 (the "Three Plus Year Tranche");

                  (b) Two Million Dollars ($2,000,000) principal amount with a maturity date of December 31, 2006 (the "Four Plus Year Tranche"); and

                  (c) Two Million Six Hundred Thousand Dollars ($2,600,000) principal amount with a maturity date of December 31, 2007 (the "Five Plus Year Tranche," and together with the Three Plus Year Tranche and the Four Plus Year Tranche, the "Tranches").

                  The principal balance of each Tranche, together with accrued and unpaid interest thereon, shall be due and payable on the maturity date thereof. Any sums borrowed under this term loan facility, once repaid, may not be reborrowed.

                  1.4 LOAN DOCUMENTS. The Loan and the related indebtedness, covenants, representations, warranties and other liabilities and obligations of Borrower shall be evidenced by, and otherwise set forth in, this Agreement and certain additional instruments, agreements, assignments, instruments, certificates, statements, and documents (collectively, the "Loan Documents"), each of which shall be in form and content satisfactory to Lender in its discretion



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reasonably exercised. In addition to this Agreement, the Loan Documents include, but are not limited to, the following:

                  (a) the Note;

                  (b) an intercreditor agreement between Lender and PNC Bank, N.A., as Agent ("PNC"), under the Borrower's senior credit facility dated the date hereof among Borrower, PNC, as Agent, and the lenders thereunder (the "Senior Facility"), in form and substance satisfactory to Lender in its sole discretion (the "Intercreditor Agreement"); and

                  (c) any documents, instruments or certificates executed by one or more of the parties relating to this Agreement or the Note.

                  1.5 INTEREST RATE, PRINCIPAL REPAYMENT AND MATURITY.

                  (a) Subject to subsection (d) below, the Three Plus Year Tranche, the Four Plus Year Tranche and the Five Plus Year Tranche shall bear interest on the outstanding principal balance thereof at a rate equal to 12% per annum, payable quarterly in arrears for the immediately preceding three (3) month period.

                  (b) Upon the occurrence of an Event of Default (as defined below) after the first twenty-four (24) months following the date hereof and during the continuation thereof, the principal amount of the Loan shall bear interest at a rate per annum equal to 2% per annum in excess of the otherwise applicable interest rate (as applicable, the "Default Rate").

                  (c) Interest hereunder shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 365 days. For the purpose of computing interest hereunder, all items of payment received by Lender shall be deemed applied by Lender on account of the Obligations (subject to final payment of such items) on the date of receipt by the Lender, or one Business Day (as defined in Section 6.18 hereof) after receipt by Lender of such items in Lender's account (if received after 2:00 p.m., Dayton time).

                  (d) Borrower shall pay to Lender interest on the outstanding principal balance of the Note as follows:

                      (i) For the first six (6) months immediately following the date of this Agreement, interest shall accrue on the outstanding principal balance of the Note, at the percentages set forth in Section 1.5(a) above, but shall not be due or payable (the "Interest Deferral Period").

                      (ii) Commencing April 1, 2003, and on the first day of each April, July, October, and January thereafter, and continuing until such time as the full principal balance, together with all other amounts Borrower owes Lender under this Agreement, shall have been paid in full (the "Interest Period"), accrued and unpaid interest in arrears


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         (for the immediately preceding three (3) month period ending on the date immediately preceding the payment date) on the outstanding principal balance of the Note.

                  (e) In no contingency or event whatsoever shall the rate or amount of interest paid by Borrower under this Agreement, the Note or any of the other Loan Documents exceed the maximum rate or amount permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto or thereto. If such a court determines that Lender has received interest hereunder, under the Note or under any other Loan Document in excess of the maximum amount permitted by such law, (i) Lender shall apply such excess to any unpaid principal owed by Borrower to Lender or, if the amount of such excess exceeds the unpaid balance of such principal, Lender shall promptly refund such excess interest to Borrower, and (ii) the provisions hereof shall be deemed amended to provide for such permissible rate. All sums paid, or agreed to be paid, by Borrower which are, or hereafter may be construed to be, compensation for the use, forbearance or detention of money shall, to the extent permitted by applicable law, be amortized, prorated, spread and allocated throughout the full term of all such indebtedness until the indebtedness is paid in full.

                  (f) Borrower hereby irrevocably authorizes Lender, in Lender's sole discretion, to advance to Borrower, and to charge to Borrower, a sum sufficient to pay all interest accrued on the Obligations during the immediately preceding quarter and to pay all costs, fees and expenses at any time owed by Borrower to any other party or to Lender hereunder. Any such amount shall become an Obligation hereunder.

                  1.6 PRE-PAYMENT. At any time, and from time to time, Borrower may prepay, in part or in whole, the Obligations without penalty. All such prepayments shall be first applied to any expenses due and owing hereunder, then to all accrued and unpaid interest on the principal balance of the Obligations, then to the repayment of the Three Plus Year Tranche, then the to repayment of the Four Plus Year Tranche and then to the repayment of the Five Plus Year Tranche.

                                   ARTICLE II
                    ADDITIONAL COVENANTS AND REPRESENTATIONS

                  2.1 TITLE TO THE ASSETS. Borrower represents and warrants to Lender that the assets purchased from the Seller under the Asset Purchase Agreement ("Borrower Property") shall at all times be owned by Borrower, except for inventory sold in the ordinary course of business and dispositions of obsolete equipment.

                  2.2 INSURANCE OF PROPERTY. Borrower shall maintain and pay for insurance upon all Borrower Property wherever located and with respect to Borrower's business, covering casualty, hazard, product liability, public liability and such other risks in such amounts and with such insurance companies as are reasonably satisfactory to Lender. Borrower shall deliver copies of such policies to Lender. Borrower agrees to deliver to Lender, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies.



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                  2.3 BUSINESS LOCATIONS; AGENT FOR PROCESS. Borrower's chief executive office and other places of business are listed in the Schedules to the Asset Purchase Agreement, as updated to the date hereof. Except as shown on such Schedules, no inventory is stored with a bailee, warehouseman or similar party, nor is any inventory consigned to any Person.

                  2.4 TITLE TO PROPERTIES; PRIORITY OF LIENS. Upon the closing of the Asset Purchase Agreement, Borrower will have all of Seller's right, title and interest in and to all of Borrower Property as the same shall exist on the closing of the Asset Purchase Agreement free and clear of Encumbrances (as defined in the Asset Purchase Agreement) other than Permitted Encumbrances (as defined in the Asset Purchase Agreement) and the Senior Lien. As to all of Borrower's other assets other than those described in the preceding sentence, Borrower has good, indefeasible and marketable title to all of the Borrower Property and all of its other property, in each case, free and clear of all liens except the liens in favor of Lender and the Senior Lien. After the date hereof, Borrower will pay or discharge all lawful claims arising after the date of this Agreement which, if unpaid, might become a lien against any of the Borrower's property.

                  2.5 PAYMENT OF EXPENSES. Borrower shall pay to Lender, or reimburse Lender for having paid, any and all reasonable and documented out-of-pocket costs and expenses incurred by Lender in connection with the exercise of any of Lender's rights or remedies under this Agreement, including, without limitation, expenses incurred in enforcing this Agreement, filing fees and legal and consulting fees and disbursements.

                  2.6 SALE OF LOAN OR PARTICIPATIONS.

                  (a) Borrower acknowledges that Lender may, in Lender's sole discretion, sell its entire interest or participating interests in one or more of the Loan to any Person. If Lender assigns, sells or transfers in any manner, any or all of its interest or participating interests in one or more of the Loan to any Person, the Lender's right of conversion of the Note shall be automatically terminated and canceled.

                  (b) Borrower agrees to provide Lender with all documentation and information reasonably required by Lender in connection with any such sale or participation. Borrower further authorizes Lender to release to any potential buyers or participants any information Lender has concerning the Loan, Borrower Property, Borrower or its principals, provided that such potential buyers or participants agree in writing to maintain the confidentiality of such information.

                  2.7 FURTHER ASSURANCES. Borrower shall, at any time and from time to time, on the written request of Lender, promptly execute and deliver to Lender such further documents and instruments and do such other acts and things as Lender may reasonably request in order to effectuate fully the purpose and intent of this Agreement.

                  2.8 LOST INSTRUMENTS. In the event that the original of any Loan Document is destroyed, lost or mutilated, upon receipt of an affidavit of loss signed by an authorized officer of


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the Lender and without charge to the Lender, Borrower shall execute another copy of such Loan Document identical in form and content to the destroyed, lost or mutilated Loan Document as a replacement thereof, and such replacement shall have the same force and effect as the original of such Loan Document. Lender hereby indemnifies Borrower in the event any party other than Lender attempts to enforce any purportedly destroyed, lost or mutilated Loan Document which has been replaced pursuant to the preceding sentence.

                  2.9 PERFORMANCE OF OBLIGATIONS TO THIRD PARTIES. Borrower shall perform when and as required all of Borrower's material contractual obligations to third parties, unless Borrower contests such obligations in good faith and has instituted appropriate proceedings in connection with such dispute.

                  2.10 ORGANIZATIONAL MATTERS. Borrower represents and warrants to Lender that: (a) Borrower is a corporation duly organized and validly existing and in good standing under the laws of the State of Ohio; and (b) Borrower's execution and delivery of the Loan Documents and Borrower's acceptance of the Loan and payment and performance of the Obligations have been authorized by all necessary corporate actions duly and validly taken after any requisite notice and are in compliance with all applicable laws and regulations affecting Borrower in effect as of the date hereof.

                  2.11 POWER AND AUTHORITY. Borrower is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the other Loan Documents have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the stockholders of Borrower; (ii) contravene Borrower's Amended and Restated Articles of Incorporation or Code of Regulations; (iii) violate, or cause Borrower to be in default under, any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award in effect having applicability to Borrower; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Borrower is a party or by which it or its properties may be bound or affected; or (v) result in, or require, the creation or imposition of any lien (other than the Senior Lien) upon or with respect to any of the properties now owned or hereafter acquired by Borrower.

                  2.12 LEGALLY ENFORCEABLE AGREEMENT. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, a legal, valid and binding obligation of Borrower enforceable against it in accordance with its respective terms, except to the extent enforceability may be limited by bankruptcy, reorganization, insolvency or others laws affecting the enforcement of creditor's rights generally or the availability of equitable remedies subject to the discretion of the court.

                  2.13 OTHER AFFIRMATIVE COVENANTS. During the term of this Agreement, and thereafter for so long as there are any unpaid Obligations to Lender, Borrower covenants that, unless otherwise consented to by Lender in writing, it shall:


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                  (a) NOTICES. Promptly notify Lender in writing of the
occurrence of any event or the existence of any fact which renders any representation or warranty in this Agreement or any of the other Loan Documents inaccurate, incomplete or misleading in any material respect.

                  (b) NOTIFICATION OF CHANGE. Notify Lender in writing at least 30 days prior to any change in Borrower's name, identity or business structure, or any addition or change to the address of Borrower specified in Section 6.12 hereof.

                  (c) EXISTENCE. Maintain and preserve its existence, and all rights, privileges, franchises and other authority necessary for the conduct of its business.

                  (d) REPORTING. Provide to Lender, promptly after delivery to PNC and the lenders under the Senior Facility, a copy of the calculation of the debt covenants contained in the Senior Facility and such other financial information concerning Borrower reasonably requested by Lender or otherwise provided to PNC and the lenders under the terms of the Senior Facility.

                  2.14 OTHER NEGATIVE COVENANTS. During the term of this Agreement, and thereafter for so long as there are any unpaid Obligations to Lender, Borrower covenants that, unless Lender has first consented thereto in writing, it will not:

                  (a) LOANS. Make any loans or other advances of money (other than for salary, travel advances, advances against commissions and other similar advances in the ordinary course of business of Borrower) to any Person, including, without limitation, any subsidiaries or Affiliates of Borrower.

                  (b) TRANSFERS OF MONEY. Transfer any money or assets to any subsidiaries or Affiliates of Borrower.

                  (c) TOTAL INDEBTEDNESS. Create, incur, assume or suffer to exist any indebtedness, except:

                      (i)   Obligations owing to Lender;

                      (ii)  the indebtedness owing under the Senior Facility;

                      (iii) accounts payable to trade creditors and current operating expenses which are not aged more than 90 days from billing date or more than 30 days from the due date, in each case incurred in the ordinary course of business and paid within such time period, unless the same are being actively contested in good faith and by appropriate and lawful proceedings; and Borrower shall have set aside such reserves, if any, with respect thereto as are required by generally accepted accounting principles ("GAAP") and deemed adequate by Borrower and its independent accountants;

                      (iv) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business; and


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                      (v)   wages, salaries, taxes, assessments and governmental
charges or levies which are not delinquent or which are being contested in good faith and for which, in accordance with GAAP, adequate reserves have been set aside on the books of Borrower.

                  (d) LIMITATION ON LIENS. Except for Permitted Encumbrances disclosed in the Asset Purchase Agreement, create or suffer to exist any lien upon any of its property, income or profits, whether now owned or hereafter acquired, except:

                      (i)   the Senior Lien;

                      (ii)  Liens for taxes not yet due;

                      (iii) Liens arising in the ordinary course of Borrower's business by operation of law or regulation, but only if payment in respect of any such Lien is not at the time required and such Liens do not, in the aggregate, materially detract from the value of the property of Borrower or materially impair the use thereof in the operation of Borrower's business; and

                      (iv) such other Liens as Lender may hereafter approve in writing.

                  (e) DISTRIBUTIONS. Declare or make any Distribution in excess of Five Hundred Thousand Dollars ($500,000) per year, so long as no Event of Default has occurred hereunder during the Term of this Agreement and the Note. "Distribution" means (i) the payment of any dividends or other distributions on the capital stock of the Borrower, and (ii) the redemption or acquisition of Securities (as defined in Section 2(1) of the Securities Act of 1933, as amended) unless made contemporaneously from the net proceeds of the sale of Securities with the consent of the Lender.

                  (f) DISPOSITION OF ASSETS. Sell, lease or otherwise transfer or dispose of any of its property, including any disposition of property as part of a sale and leaseback transaction, to or in favor of any Person, except (i) sales of inventory in the ordinary course of business for so long as no Event of Default exists hereunder which by reason thereof Lender has accelerated the Obligations, and (ii) other dispositions expressly authorized by this Agreement.

                                   ARTICLE III
                               CONVERSION OF NOTE

                  Intentionally Omitted.

                                   ARTICLE IV
                                 PLEDGED SHARES

                  4.1 PLEDGE. Stockholder hereby pledges to MCSi, and grants to MCSi, a continuing security interest in the Pledged Shares and the certificates representing the Pledged Shares (the "Pledged Collateral").


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                  4.2 DELIVERY OF PLEDGED SHARES. Stockholder shall deliver all certificates or instruments representing or evidencing the Pledged Shares to Lender in suitable form for transfer by delivery, or accompanied by duly executed instruments of transfer or assignment in blank.

                  4.3 VOTING RIGHTS; DIVIDENDS; ETC. So long as Lender has not exercised its rights to the Pledged Collateral, Stockholder may exercise any and all voting and other rights pertaining to the Pledged Shares or any part thereof for any purpose and may receive all cash dividends paid from time to time in respect of the Pledged Shares to the extent permitted by the Purchase Agreement. Lender shall execute and deliver (or cause to be executed and delivered) to Stockholder all such proxies and other instruments as Stockholder may reasonably request for the purpose of enabling it to exercise the voting and other rights which it is entitled to exercise pursuant hereto.

                  4.4 TRANSFERS AND OTHER LIENS. Stockholder shall not: (i) sell or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral, without the prior written consent of Lender, or (ii) create or permit to exist any lien or encumbrance upon or with respect to any of the Pledged Collateral, except for the security interest granted under this Agreement.

                  4.5 REMEDIES UPON DEFAULT. If any Event of Default has occurred and is continuing, Lender may, after 10 days' prior written notice to Stockholder, at its option, sell the Pledged Collateral or cause the Pledged Collateral to be sold to an unrelated third party at any broker's board or at public or private sale, in one or more sales or lots, at such price or prices as Lender deems best, for cash. The purchaser of any or all Pledged Collateral so sold will thereafter hold the same absolutely free from any claim, encumbrance or right of any kind whatsoever. Lender shall give Stockholder at least 10 days' prior written notice of the time and place of any public sale thereof, or of the time after which any private sale or other intended disposition is to be made. Any sale of the Pledged Collateral must be commercially reasonable and, if conducted in conformity with reasonable commercial practices of banks, insurance companies, commercial finance companies, or other financial institutions disposing of property similar to the Pledged Collateral, will be deemed to be commercially reasonable. All expenses (including court costs and reasonable attorneys' fees, expenses and disbursements) of, or incident to, the enforcement of any of the provisions hereof will be recoverable from the proceeds of the sale or other disposition of the Pledged Collateral. This Section will constitute Lender's sole remedy with respect to the Pledged Collateral.


                                    ARTICLE V
                              DEFAULT AND REMEDIES

                  5.1  EVENTS OF DEFAULT.

                  (a) Any of the following shall constitute an "Event of Default":

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                       (i)   Borrower's failure to make or cause to be made any
         payment in accordance with the terms of this Agreement or any other Loan Document when and as required by the terms hereof or thereof;

                       (ii) The failure of Borrower to take any other action or fulfill any other requirement in any material respect set forth in this Agreement or any other Loan Document when and as required by the terms hereof or thereof;

                       (iii) Any determination by Lender that any representation or warranty made by Borrower in connection with the Loan or any information, statement, or certificate at any time given in writing to Lender pursuant to or in connection with the Loan or any Loan Document was untrue or misleading when made in any material respect;

                       (iv)  The insolvency of the Borrower;

                       (v) If a court of competent jurisdiction determines that Borrower has committed a "Material Breach" (as that term is defined by the Non-Competition Agreement between Borrower and Lender, dated of even date herewith (the "Non-Competition Agreement")) of the Non-Competition Agreement; or

                       (vi) Any other act, event, omission or circumstance that constitutes an Event of Default under the Note or this Agreement.

                  (b) Notwithstanding any provision to the contrary contained in this Section 5.1 or this Agreement, there shall be no Event of Default under this Section 5.1 or this Agreement if:

                           (i) the basis for the Event of Default is based on a cross-default to the terms, provisions or conditions of the Senior Facility unless PNC and the lenders under the Senior Facility have accelerated the obligations thereunder; or

                           (ii) the basis for the Event of Default is a payment default under Section 5.1(a) hereof at such time as Borrower is not permitted to pay, and Lender is not permitted to receive, such payment under the terms of the Intercreditor Agreement.

                  5.2 REMEDIES. Upon the occurrence and during the continuance of any Event of Default, Lender may exercise any default right or remedy which it has under this Agreement, the Note or otherwise available at law, in equity or by statute, and at its option and, unless otherwise specified below, without notice to Borrower, may do any one or more of the following:

                  (a) Appoint a receiver in any action initiated by Lender pursuant to this Agreement, Borrower hereby consenting to the jurisdiction and venue set forth in Section 6.2, and waiving notice and posting of a bond in connection therewith;



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                  (b) Make disbursements to pay costs incurred for Borrower's account pursuant to any Loan Document and to pay any other amounts owed by Borrower to Lender or any third party pursuant to any Loan Document and such disbursements shall be added to the Obligations;

                  (c) Declare all indebtedness evidenced by any of the Loan Documents immediately due and payable and credit any sums theretofore or thereafter received by Lender in connection herewith in such manner as Lender elects upon such indebtedness; provided, however, that such application of sums so received shall not serve to waive or cure any default existing under any of the Loan Documents nor to invalidate any notice of default or any act done pursuant to such notice and shall not prejudice any rights of Lender or any trustee under the Loan Documents; or

                  (d) Exercise any or all other default rights and remedies available under any of the Loan Documents or by law, in such order and manner as Lender may determine in its sole discretion.

                  5.3 POWER OF ATTORNEY. Effective upon the occurrence of an Event of Default, Borrower hereby appoints Lender and its designees as Borrower's attorney, with the power to endorse Borrower's name on any checks, notes, acceptances, money orders or other forms of payment or security that come into Lender's possession; to sign Borrower's name on any invoice or bill of lading relating to any receivable of Borrower, on assignments of receivables of Borrower, on notices of assignment, financing statements and other public records, on verifications of accounts and on notices to customers or account debtors; to notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Lender and to open and dispose of all mail addressed to Borrower; and to do all other things Lender deems necessary or desirable to carry out the terms of this Agreement. Borrower hereby ratifies and approves any and all acts of such attorney. Neither Lender nor any of its designees will be liable for any acts or omissions nor for any error of judgment or mistake of fact or law acting as Borrower's attorney unless such act or omission arises out of Lender's gross negligence or willful misconduct. This power, being coupled with an interest, is irrevocable until the Obligations have been fully satisfied.

                  5.4 NON-WAIVER OF REMEDIES. No waiver of any breach of or default under any provision of this Agreement shall constitute or be construed as a waiver by Lender of any subsequent or other breach of or default under that or any other provision of this Agreement.

                  5.5 REMEDIES NOT EXCLUSIVE. No remedy herein conferred upon Lender is intended to be exclusive of any other remedy herein or in any other agreement between the parties hereto or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity or by statute.

                  5.6 TERMINATION. This Agreement will terminate upon payment in full of the Obligations. Notwithstanding the payment in full of the Obligations then due (and the provision


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for contingent obligations as provided above), Lender shall not be required to release any of its rights and remedies under the Loan Documents unless, with respect to any loss or damage Lender may incur as a result of dishonored checks or other items of payment received by Lender from Borrower or any account debtor and applied to the Obligations, Lender shall, at its option, (i) have received a written agreement, executed by Borrower and by any Person whose loans or other advances to Borrower are used in whole or in part to satisfy the Obligations, indemnifying Lender from any such loss or damage; or (ii) have retained such monetary reserves and liens on the Borrower Property for such period of time as Lender, in its reasonable discretion, may deem necessary to protect Lender from any such loss or damage.

                                   ARTICLE VI
                            MISCELLANEOUS PROVISIONS

                  6.1 LEGAL PROCEEDINGS. Lender shall have the right, but not the obligation, to commence, appear in, and defend any action or proceeding purporting to affect the Borrower Property, the rights or duties of the parties hereunder, or the payment of any funds, and in connection therewith to pay necessary expenses, employ counsel and other advisors and pay their reasonable fees. Borrower shall, immediately upon written demand, reimburse Lender for all such reasonable and documented costs and expenses.

                  6.2 GOVERNING LAW; VENUE. This Agreement has been negotiated, executed and delivered in the State of Ohio and shall be interpreted in accordance with the laws of the State of Ohio that govern contracts to be performed entirely within such State. Borrower hereby agrees to the jurisdiction of any state or federal court located within the County of Montgomery, State of Ohio, or, at the sole option of Lender, in any other jurisdiction in which Lender shall initiate legal or equitable proceedings and in which Borrower has an office or where any Borrower Property is located. The parties hereto waive any objection of forum non conveniens and venue. The parties hereto further waive personal service of any and all process upon it.

                  6.3 WAIVER OF JURY TRIAL. BORROWER AND LENDER HEREBY EXPRESSLY WAIVE ANY AND ALL RIGHTS, WHETHER ARISING UNDER THE OHIO CONSTITUTION OR ANY APPLICABLE STATUTE OR COMMON LAW, TO DEMAND A TRIAL BY JURY IN ANY ACTION, MATTER, CLAIM OR CAUSE OF ACTION WHATSOEVER ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR ANY DOCUMENT OR TRANSACTION CONTEMPLATED HEREBY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE.

                  6.4 COSTS OF LITIGATION. In the event of any litigation between or among Borrower and Lender regarding the Loan or Loan Documents, the prevailing party (meaning the party that obtains substantially the relief sought by it) shall be entitled to payment by the other party of all costs and expenses of the litigation, including attorneys' and consultant fees and witness fees, from the commencement of the suit or action through the entry of judgment, as determined by the court (including all attorneys' and consultant's fees and other costs and expenses incurred by Lender in connection with any insolvency, bankruptcy, reorganization, arrangement or other similar proceedings involving Borrower that in any way affect the exercise by Lender of the rights and remedies of Lender hereunder).

                  6.5 SEVERABILITY. In case any provision of the Loan Documents shall be invalid, illegal or unenforceable, such provision shall be severable from the rest of the Loan Documents and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                  6.6 NO BENEFIT TO THIRD PARTIES. This Agreement is made for the sole protection of Borrower and Lender and their respective heirs, personal representatives, successors and assigns. No other Person shall have any right hereunder.

                  6.7 TIME OF THE ESSENCE. Time is strictly of the essence in the performance of this Agreement and the other Loan Documents.

                  6.8 SURVIVAL OF WARRANTIES. All covenants, representations and warranties contained herein shall survive the execution and delivery of this Agreement and the other Loan Documents but shall not survive the repayment of the Loan (other than Borrower's obligations under Section 6.14).

                  6.9 ASSIGNABILITY. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns; provided, however, that Borrower shall not assign this Agreement or any of their respective rights or obligations under this Agreement without the prior written consent of Lender.

                  6.10 MODIFICATIONS. This Agreement cannot be changed, modified or supplemented except in a writing signed by the party against whom enforcement of such change, modification or supplement is sought.

                  6.11 LENDER'S APPROVALS, CONSENTS AND WAIVERS. Any approval, consent or waiver by Lender must be expressly set forth in a written instrument signed by an authorized officer of Lender in order to be binding on Lender. No such approval, consent or waiver shall be inferred from Lender's conduct or course of action.

                  6.12 NOTICES. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing (including telecopy and telegraphic communications) and shall be (as elected by the party giving such notice) hand delivered by messenger or overnight courier service, telecommunicated with electronic confirmation or mailed by United States mail (postage prepaid), registered or certified, return receipt requested, addressed as follows:

         To Borrower:   MCPc, Inc.
                        21555 Drake Road
                        Strongsville, Ohio 44136
                        Attn: Michael Trebilcock, President
                        Telephone Number: (440) 238-0102
                        Telecopier Number: (440) 846-4815

         With copies to (which shall not constitute notice):

                        Baker & Hostetler, L.L.P.
                        3200 National City Center
                        1900 East 9th Street
                        Cleveland, Ohio 44114
                        Attn: Catherine Kilbane, Esq.
                        Telephone Number: 216-861-7867
                        Telecopier Number: 216-696-0740

         To Lender:     MCSi, Inc.
                        4750 Hempstead Station Drive
                        Dayton, Ohio 45429
                        Attention: Ira H. Stanley, Chief Financial Officer
                        Telephone Number: 937-291-8282
                        Telecopier Number: 937-291-8298

         With copies to (which shall not constitute notice):

                        Elias, Matz, Tiernan & Herrick, L.L.P
                        734 15th Street, N.W. 12th Floor
                        Washington, D.C.  20005
                        Attn: Jeffrey A. Koeppel, Esq.
                        Telephone Number: 202-347-0300
                        Telecopier Number: 202-347-2172

                  Each notice shall be deemed delivered (a) on the date delivered if by personal delivery, (b) on the date of transmission with electronic confirmation if by telecopier (so long as such transmission is received before 5:00 P.M. local time on a Business Day; otherwise delivery shall be deemed to have occurred on the next Business Day), or (c) on the date shown on the return receipt as the date of delivery in the United States mail (postage prepaid) by registered or certified mail. By giving to the other party at least 15 days' written notice, the parties to this Agreement and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses.

                  6.13 RELATIONSHIP. Nothing contained in this Agreement shall in any manner be construed as creating any relationship between Lender and Borrower other than as creditor and debtor. Borrower agrees to indemnify Lender and hold Lender harmless from any loss, liability or expense resulting from any other construction of this Agreement.

                  6.14 INDEMNITY. Borrower shall indemnify Lender and hold Lender harmless from and against any liability, loss, damage, suit, action or proceeding ever suffered or incurred by Lender (including reasonable consultants' and attorneys' fees and expenses) as the result of Borrower's failure to observe, perform or discharge Borrower's duties hereunder. In addition, Borrower shall defend Lender against and save it harmless from all claims of any Person with respect to Borrower Property. Without limiting the generality of the foregoing, these indemnities shall extend to any claims asserted against Lender by any Person under any environmental laws or similar laws by reason of Borrower's failure to comply with laws applicable to solid or hazardous waste materials or other toxic substances. Notwithstanding any contrary provision in this Agreement, the obligation of Borrower under this
Section 6.14 shall survive the payment in full of the Obligations and the termination of this Agreement. The indemnity contained in this Section 6.14 shall not apply to the extent of any liability, loss or damage is suffered as a result of Lender's gross negligence or willful misconduct.

                  6.15 INTEGRATION. This Agreement (including all of the Loan Documents and all exhibits hereto and all other written agreements referred to herein) (a) is intended by the parties to be the final expression of their agreement with respect to the subject matter hereof and as the complete and exclusive statement of the terms of such agreement, and (b) supercedes any and all other understandings between the parties concerning the subject matter hereof, written or oral.

                  6.16 INCONSISTENCY BETWEEN LOAN DOCUMENTS. Any inconsistency or conflict between the terms of one Loan Document and the terms of any other Loan Document shall be governed by this Agreement.

                  6.17 HEADINGS; SECTION REFERENCES; EXHIBITS. Headings of the articles and sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof. Unless otherwise specifically provided, references in this Agreement to articles, sections and exhibits shall be to articles, sections and exhibits of or to this Agreement. The Note and all exhibits hereto are incorporated herein by the references thereto in this Agreement.

                  6.18 CONSTRUCTION OF AGREEMENT. This Agreement and the other Loan Documents shall be construed as though drafted by all parties and shall not be construed against or in favor of any party. Wherever used in this Agreement or in any other Loan Document, the words "include," "includes" and "including" shall be construed as if immediately followed by the words "without limitation" and shall not limit the generality of any provision in which they are used. As used in this Agreement, the term "dollars" and the symbol "$" mean dollars in lawful currency of the United States of America; the term "Business Day" means any day on which Lender is open for business; and the term "day" means a calendar day when not expressly stated to be a Business Day. If any period or deadline specified in this Agreement ends or falls on a day that is not a Business Day, such period or deadline shall be extended to end or fall on the next succeeding Business Day. The term "Person" means an individual, partnership, corporation, limited liability company, joint stock company, land trust, business trust, unincorporated organization, government or agency or political subdivision thereof, or any other entity. The term "Affiliate" means a Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, a Person.

                  6.19 COUNTERPARTS. This Agreement may be executed in one or more counterparts or duplicate originals, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument. Telecopied signatures shall be deemed to constitute original signatures for the Agreement and all Loan Documents except the Note.

                  6.20 WHEN AGREEMENT BECOMES BINDING. This Agreement shall become binding upon the parties only upon Borrower's execution, and Lender's acceptance, of this Agreement. Lender's acceptance of this Agreement shall be effected by Lender's execution hereof and the delivery by Borrower to Lender of the fully executed Loan Documents.

                  IN WITNESS WHEREOF, Lender, Borrower and Stockholder have executed this Agreement as of the date first above written.



                                   LENDER:

                                   MCSi, INC.

                                   By:    /s/ Michael E. Peppel
                                          -------------------------------------
                                   Name:  Michael E. Peppel
                                          -------------------------------------
                                   Title: President and Chief Executive Officer
                                          -------------------------------------

                                   BORROWER:

                                   MCPc, INC.


                                   By:    /s/ Michael Trebilcock
                                          -------------------------------------
                                   Name:  Michael Trebilcock
                                          -------------------------------------
                                   Title: President
                                          -------------------------------------


                                   STOCKHOLDER:

                                   Sagebrush Investment Group, Ltd.


                                   By:    /s/ Michael Trebilcock
                                          -------------------------------------
                                   Name:  Michael Trebilcock
                                          -------------------------------------
                                   Title: Managing Member
                                          -------------------------------------


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